Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO 1341 W. Battlefield Springfield, MO 65807 417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY 2015 Financial Results

SPRINGFIELD, MO – (January 21, 2016) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following preliminary results for its fourth quarter and year ended December 31, 2015.

Below are selected highlights of the Company’s fourth quarter of 2015, compared to the third quarter of 2015 and the fourth quarter of 2014.

	Quarter ended
	December 31, 2015	September 30, 2015	December 31, 2014
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,431	$1,419	$1,782

Diluted income per common share	$0.33	$0.32	$0.41
Common shares outstanding	4,349,064	4,341,064	4,300,148
Average common shares outstanding , diluted	4,399,580	4,394,019	4,359,364

Annualized return on average assets	0.88%	0.88%	1.14%
Annualized return on average equity	8.58%	8.69%	11.67%
Net interest margin	3.41%	3.37%	3.63%
Efficiency ratio	64.13%	64.70%	56.22%

Tangible common equity to tangible assets	10.17%	10.20%	9.78%
Tangible book value per common share	$15.27	$15.15	$14.30
Nonperforming assets to total assets	2.47%	2.54%	1.35%

Net income available to common shareholders for fiscal year 2015 was $5,717,000 as compared to $5,425,000 in fiscal year 2014. After preferred stock dividends, diluted earnings per common share was $1.30 for 2015 as compared to $1.33 earned in 2014. The decline in annual earnings per common share was due to the increase in average common shares for 2015. The Company issued 1,499,999 shares in an underwritten common stock offering in March 2014.

Select Quarterly Financial Data

The following key issues contributed to the fourth quarter operating results as compared to the same quarter in 2014 and the financial condition results compared to December 31, 2014:

Interest income – Despite the $4.3 million (1%) increase in gross loan balances above year-end 2014, loans declined $11.0 million for the fourth quarter due to unanticipated loan payoffs from a few customer relationships. The decline in balances for the quarter, combined with highly competitive loan pricing, has created pressure to expand interest income and maintain loan yield. Because of the challenging loan environment, a significant portion of the Company’s net investable cash balances have been placed in lower yielding investment securities. Also negatively impacting interest income and loan yield for the quarter was the increase in nonaccrual loans that occurred at the end of the third quarter. The Company’s total earning asset yield during the fourth quarter was 4.08% as compared to 4.05% for the third quarter of 2015 and 4.36% during the same quarter in 2014.

Interest expense - On the liability side, the Company continues to aggressively increase lower-cost, core deposit relationships positively impacting the Company’s overall cost of funding. At year-end, total deposit balances were $37.6 million above year-end 2014 (an 8% increase). The prepayment of the Company’s $10 million repurchase agreement during the second quarter also improved cost of funds. The average cost of funds for the quarter was .77% as compared to .78% for the third quarter of 2015 and .82% for the same quarter in 2014.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $250,000 during the quarter, a decline from the $300,000 recognized during the prior year quarter.

At December 31, 2015, compared to the prior year-end, the allowance for loan losses decreased $777,000 to $5.8 million. Despite the provision for loan loss expense of $600,000 recorded by the Company in 2015, loan charge-offs of specific loans (classified as nonperforming) exceeded recoveries by $1.4 million for fiscal year 2015. The Company’s increase in overall loan balances during 2015 increased the general component of the allowance for loan loss reserve requirements. However, the overall reserve decline was primarily the result of a significant charge-off of a specific reserve established on one nonperforming loan. The allowance for loan losses as of December 31, 2015 was 1.17% of gross loans outstanding (excluding mortgage loans held for sale), representing a decline from the 1.34% as of December 31, 2014. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income increased $105,000 over the prior year quarter primarily due to the Company’s gains on sales of secondary market loans. The Company’s mortgage division increased its gains on sales of fixed-rate loans in the secondary market by $58,000 compared to the prior year quarter. Fixed-rate mortgage volume of $15.7 million for the quarter represents an increase of 29% compared to the prior year quarter.

Non-interest expense – Non-interest expense increased $479,000 over the prior year quarter due to a few significant items.

Salaries and employee benefits have increased $241,000 due to the addition of several key officers during the last several quarters. During 2015, the Company strengthened its depth in the areas of commercial lending, technology and retail production to continue positioning itself for growth and expansion. Mortgage commissions, which have increased due to the mortgage volume noted above, also impacted compensation.

Occupancy expense increased $64,000 from the prior year quarter primarily due to depreciation expense recognized on significant new equipment purchases throughout 2015. Legal expense increased $105,000 quarter over quarter due to increased legal work in conjunction with recent troubled borrowers. Also, the Company increased its marketing efforts in 2015 and fourth quarter expense increased $25,000 over the prior year quarter.

Provision for income taxes – The decrease in the provision for income taxes for the quarter is a direct result of the Company’s decrease in taxable income.

Capital – At December 31, 2015, stockholders’ equity increased to $66.4 million compared to $61.5 at December 31, 2014. First, equity increased due to $5.7 million in net income for the fiscal year 2015. Offsetting that increase in equity was $1.0 million in shareholders dividends declared during the year. On a per common share basis, stockholders’ equity increased to $15.27 at December 31, 2015 as compard to $14.30 as of December 31, 2014.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Nonperforming assets – The Company experienced an increase in its nonperforming assets to $16.1 million as of December 31, 2015 as compared to $8.5 million at December 31, 2014. Non-performing assets as a percentage of total assets increased to 2.47% as of December 31, 2015 compared to 1.35% as of December 31, 2014.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of Small Business Administration loans
●	Losses on foreclosed assets held for sale
●	Prepayment penalty on repurchase agreements
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the periods ended December 31, 2015 and 2014 is set forth below.

	Quarter ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014

	(Dollar amounts are in thousands)

Net income	$1,431	$1,782	$5,717	$5,782

Add back:
Provision for income taxes	555	658	2,461	2,113
Income before income taxes	1,986	2,440	8,178	7,895

Add back/(subtract):
Gains on investment securities	(36)	(25)	(187)	(34)
Gains on Small Business Administration loans	-	-	(345)	-
Loss on foreclosed assets held for sale	126	103	165	213
Prepayment penalty on repurchase agreements	-	-	464	-
Provision for loan losses	250	300	600	1,275
	340	378	697	1,454

Operating income	$2,326	$2,818	$8,875	$9,349

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,286	$6,469	$25,189	$25,014
Total interest expense	1,029	1,082	4,280	4,329
Net interest income	5,257	5,387	20,909	20,685
Provision for loan losses	250	300	600	1,275
Net interest income after provision for loan losses	5,007	5,087	20,309	19,410
Noninterest income	976	871	4,653	3,418
Noninterest expense	3,997	3,518	16,784	14,933
Income before income taxes	1,986	2,440	8,178	7,895
Provision for income taxes	555	658	2,461	2,113
Net income	1,431	1,782	5,717	5,782
Preferred stock dividends and discount accretion	-	-	-	357
Net income available for common shareholders	$1,431	$1,782	$5,717	$5,425
Net income per common share-basic	$0.33	$0.41	$1.32	$1.35
Net income per common share-diluted	$0.33	$0.41	$1.30	$1.33

Annualized return on average assets	0.88%	1.14%	0.88%	0.93%
Annualized return on average equity	8.58%	11.67%	8.81%	9.67%
Net interest margin	3.41%	3.63%	3.40%	3.51%
Efficiency ratio	64.13%	56.22%	65.66%	61.95%

Financial Condition Data:

	As of
	December 31, 2015	December 31, 2014
Cash and cash equivalents	$18,774	$12,494
Investments	97,336	86,529
Loans, net of allowance for loan losses 12/31/2015 - $5,812; 12/31/2014 - $6,589	492,905	487,801
Other assets	43,820	41,635
Total assets	$652,835	$628,459

Deposits	$517,386	$479,818
Advances from correspondent banks	52,100	60,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	-	10,000
Other liabilities	1,462	1,349
Total liabilities	586,413	566,982
Stockholders' equity	66,422	61,477
Total liabilities and stockholders' equity	$652,835	$628,459
Equity to assets ratio	10.17%	9.78%
Tangible book value per common share	$15.27	$14.30
Nonperforming assets	$16,147	$8,456